Exhibit 99.1

NEWS RELEASE

Loews Corporation Elects Jonathan Locker to Its Board of Directors

New York, NY, September 19, 2023: Loews Corporation (NYSE:L) announced today that Jonathan Locker has been elected a director of Loews and appointed as a member of its Audit Committee.

Mr. Locker currently serves as President of Tiger Management, an investment firm founded by Julian H. Robertson, and previously served as a Partner at Tiger Global Management, an investment firm focused on public and private equity investments. In addition, since 2014 he has run a personal family office with investments across a wide range of asset classes, including public securities, private equity, real estate and venture capital.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information, please visit www.loews.com.

Investor relations and media relations contact:

Chris Nugent
1-212-521-2403